Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of October 3, 2014 (the “Effective Date”) by and among Inphi Corporation, a Delaware corporation (the “Acquiror”) and Fortis Advisors LLC, a Delaware limited liability company, the Stockholders’ Agent, by and for the benefit of the Holders who are being issued shares of Acquiror Stock pursuant to the Merger Agreement.

RECITALS

WHEREAS, Acquiror, Catalina Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), Cortina Systems, Inc., a Delaware corporation (“Target”), and Bruce Margetson as the initial Stockholders’ Agent (the “Initial Stockholders’ Agent”) have entered into that certain Agreement and Plan of Merger dated as of July 30, 2014, as amended by Amendment No. 1, dated as of September 25, 2014 (the “Merger Agreement”), pursuant to which Target and Merger Sub will combine into a single company through the statutory merger of Merger Sub with and into the Target (the “Merger”); and

WHEREAS, pursuant to Section 9.5(a) and 9.5(d) of the Merger Agreement, the Initial Stockholders’ Agent resigned and Fortis Advisors LLC was appointed as the successor Stockholders’ Agent; and

WHEREAS, in connection with the Merger Agreement, Acquiror issued to the Series D Holders at the Closing (as defined in the Merger Agreement) shares of Acquiror’s common stock, $0.001 par value per share (the “Acquiror Stock”) identified on Schedule A hereto as part of the consideration to be paid pursuant to the Merger Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the parties desire to enter into this Agreement to grant certain registration rights to the Holders as set forth in this Agreement.

NOW, THEREFORE, based on the foregoing, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Terms Not Defined Herein.     Capitalized terms used herein and not otherwise defined are defined as set forth in the Merger Agreement.

Section 1.2     Terms Defined Herein. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Agreement” has the meaning set forth in the preamble.

“Acquiror Stock” has the meaning set forth in the recitals.

“Acquiror Indemnitee” has the meaning set forth in Section 5.1(b).

“Effective Date” has the meaning set forth in the preamble.

“Effectiveness Period” has the meaning set forth in Section 2.1(b).

“Grace Period” has the meaning set forth in Section 2.2(j).

“Holder” means a Series D Holder (as defined in the Merger Agreement).

“Holder Indemnitee” has the meaning set forth in Section 5.1(a).

“Indemnified Party” has the meaning set forth in Section 5.1(c).

“Indemnifying Party” has the meaning set forth in Section 5.1(c).

“Legal Counsel” means the one (1) legal counsel selected by the Stockholders’ Agent (and reasonably acceptable to Acquiror) to review the Registration Statement pursuant to Section 2.2(c).

“Merger Agreement” has the meaning set forth in the recitals.

“Registrable Securities” means the shares of Acquiror Stock issued to the Holders pursuant to the Merger Agreement and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to such securities; provided, however, that Registrable Securities shall cease to be Registrable Securities when (i) such securities have been disposed of in accordance with the Registration Statement or pursuant to Rule 144; (ii) such securities may be sold pursuant to Rule 144 without any limitation as to manner-of-sale restrictions or volume limitations; or (iii) such securities cease to be outstanding.

“Registration Expenses” means all expenses incurred by Acquiror in effecting the registration pursuant to this Agreement, including all registration and filing fees, printing expenses, fees and disbursements of counsel for Acquiror, “blue sky” fees and expenses, and expenses of Acquiror’s independent registered public accounting firm in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.

“Registration Statement” has the meaning set forth in Section 2.1.

“Rule 144” means Rule 144 under the Securities Act or any successor or other similar rule, regulation or interpretation of the SEC that may at any time permit the sale of Registrable Securities to the public without registration.

“Rule 405” means Rule 405 under the Securities Act or any successor other similar rule.

“Rule 415” means Rule 415 under the Securities Act or any successor or other similar rule providing for offering securities on a continuous or delayed basis.

“Rule 424” means Rule 424 under the Securities Act or any successor other similar rule.

“SEC” refers to the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Selling Expenses” means all underwriting discounts, selling commissions, fees of underwriters, selling brokers, dealer managers and similar securities industry professionals and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder, including the Legal Counsel (other than the fees and disbursements of counsel for Acquiror included in Registration Expenses).

“Violation” has the meaning set forth in Section 5.1(a).

ARTICLE II

REGISTRATION AND PROCEDURES

Section 2.1     Mandatory Registration; Piggyback Registrations.

(a)     In compliance with the terms of this Agreement, Acquiror shall prepare and file with the SEC a registration statement covering the resale as a secondary offering to be made on a continuous basis pursuant to Rule 415 of all the Registrable Securities. Such registration statement shall be on Form S-3 (except if Acquiror is then ineligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on such other form available to Acquiror to register for resale of the Registrable Securities as a secondary offering including on Form S-1). The registration statement (or new registration statement) required to be filed pursuant to this Section 2.1 is referred to herein as the “Registration Statement.”

(b)     Subject to Acquiror’s receipt of necessary information from Target, and as soon after the Effective Date as is reasonably practicable, Acquiror shall use commercially reasonable efforts to prepare and file the Registration Statement with the SEC. To the extent the Registration Statement is not automatically effective upon such filing, Acquiror shall use commercially reasonable efforts to cause the Registration Statement to be declared or become effective as promptly as practical. Subject to the terms of this Agreement, Acquiror shall use commercially reasonable efforts to keep the Registration Statement continuously effective as promptly as practical and in compliance with the Securities Act and usable for resale of Registrable Securities covered thereby from the date of its initial effectiveness until such time as no securities covered by the Registration Statement remain Registrable Securities (such period, the “Effectiveness Period”).

(c)     It shall be a condition precedent to the obligations of Acquiror to take any action pursuant to Section 2.1 or Section 2.2 with respect to Registrable Securities of a Holder that the Stockholders’ Agent shall furnish to Acquiror such information regarding such Holder as required under Section 2.4(a).

(d)     Acquiror shall notify the Stockholders’ Agent in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of Acquiror (including, but not limited to, registration statements relating to secondary offerings of securities of Acquiror) and will afford each Holder an opportunity to include in such registration statement all or a part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from Acquiror, so notify Acquiror in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by Acquiror, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by Acquiror with respect to offerings of its securities, all upon the terms and conditions set forth herein.

Section 2.2     Registration Procedures; Acquiror Obligations. Acquiror shall use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with Section 2.1, and in connection therewith shall have the following obligations:

(a)     No later than the first Business Day after the Registration Statement becomes effective, Acquiror shall file with the SEC the final prospectus included therein pursuant to Rule 424. The Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, shall comply as to form and content with the applicable requirements of the Securities Act and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b)     Acquiror shall prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective and usable for resale of the Registrable Securities covered thereby at all times during the Effectiveness Period, subject to Section 2.2(j). Acquiror shall use commercially reasonable efforts to cause any post-effective amendment to the Registration Statement that is not effective upon filing to become effective as soon as practicable after such filing. No later than the first Business Day after a post-effective amendment to the Registration Statement becomes effective, Acquiror shall file with the SEC the final prospectus included therein pursuant to Rule 424.

(c)     Acquiror shall furnish to the Stockholders’ Agent, without charge, such documents, including copies of any preliminary prospectus or final prospectus contained in the Registration Statement or any amendments or supplements thereto, as such Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities covered by the Registration Statement. Acquiror shall permit Legal Counsel to review and comment upon the Registration Statement at least five (5) Business Days prior to its filing with the SEC and all amendments and supplements to such Registration Statement (including, without limitation, the prospectus contained therein) (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) within a reasonable number of days prior to their filing with the SEC.

(d)     Acquiror shall use its commercially reasonable efforts, to the extent reasonably requested by the Stockholders’ Agent, to register and qualify, unless an exemption from registration and qualification applies, the resale of the Registrable Securities covered by the Registration Statement under the securities or “blue sky” laws of the states of the United States that are identified by the Stockholders’ Agent and to keep such registration or qualification in effect for so long as the Registration Statement remains in effect; provided, however, that Acquiror shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.2(d), consent to general service of process in any such jurisdiction, or subject itself to general taxation in any such jurisdiction.

(e)     Acquiror shall promptly notify (which notice shall be accompanied by an instruction to suspend the use of the prospectus) the Stockholders’ Agent when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which any prospectus included in, or relating to, the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (provided that in no event shall such notice contain any material, non-public information), and, subject to Section 2.2(j), promptly prepare and file with the SEC a supplement to the related prospectus or amendment to such Registration Statement or any other required document so that, as thereafter delivered to the Stockholders’ Agent, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)     Acquiror shall use commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as soon as reasonably practicable and to notify the Stockholders’ Agent of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(g)     Acquiror shall have caused all the Registrable Securities covered by the Registration Statement to be listed on the New York Stock Exchange.

(h)     Acquiror shall use commercially reasonable efforts to cooperate with the Holders who hold Registrable Securities covered by the Registration Statement and, to the extent applicable, facilitate the timely preparation and delivery of certificates or book-entry shares (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates or book-entry shares to be in such denominations or amounts, as the case may be, as the Stockholders’ Agent may reasonably request and, registered in such names as the Stockholder Agent may request.

(j)     Notwithstanding anything in this Agreement to the contrary, at any time after the Registration Statement becomes effective Acquiror may delay the disclosure of material, non-public information concerning Acquiror or any of its Subsidiaries if the Board of Directors of Acquiror has determined in good faith that disclosure of such information is not in the best interests of Acquiror and not otherwise required (a “Grace Period”); provided, however, that Acquiror shall promptly (i) provide written notice to the Stockholders’ Agent of the existence of material, non-public information giving rise to a Grace Period (provided that in no event shall such notice contain any material, non-public information) and the date on which the Grace Period will begin, and (ii) provide written notice to the Stockholders’ Agent of the date on which the Grace Period ends; provided, further, that no Grace Period shall exceed forty-five (45) consecutive days and during any 12-month period such Grace Periods shall not exceed an aggregate of ninety (90) days. The provisions of Section 2.2(e) shall not be applicable during the period of any Grace Period. Upon expiration of a Grace Period, Acquiror shall again be bound by the provisions of Section 2.2(e) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable.

Section 2.3     Current Public Information. Acquiror shall use commercially reasonable efforts to (i) make and keep public information available, as those terms are understood and defined in Rule 144 until all the Registrable Securities cease to be Registrable Securities, and so long as a Holder owns any Registrable Securities, furnish to such Holder upon request a written statement by Acquiror as to its satisfaction of the current public information requirements of Rule 144 and (ii) file with the SEC in a timely manner all reports and other documents required of Acquiror under the Securities Act and Exchange Act.

Section 2.4     Obligations of the Stockholders’ Agent and Holders.

(a)     The Stockholders’ Agent shall furnish in writing to Acquiror such information regarding each of the Holders, the Registrable Securities held by such Holders and the intended method of disposition of the Registrable Securities held by such Holders as shall be reasonably required to effect the registration of such Registrable Securities and shall execute, or shall to be executed, such customary documents in connection with such registration as Acquiror may reasonably request. In connection therewith, upon the execution of this Agreement, each Holder shall complete, execute and deliver to Acquiror a selling securityholder notice and questionnaire in form reasonably satisfactory to Acquiror and the Stockholders’ Agent. At least five (5) Business Days prior to the first anticipated filing date of the Registration Statement, Acquiror shall notify the Stockholders’ Agent of any additional information Acquiror requires from the Stockholders’ Agent. The Stockholders’ Agent shall provide such information to Acquiror at least two (2) Business Days prior to the first anticipated filing date of the Registration Statement.

(b)     Each Holder agrees to cooperate with Acquiror as reasonably requested by Acquiror in connection with the preparation and filing of the Registration Statement hereunder.

(c)     Upon receipt of written notice from Acquiror of the happening of any event of the kind described in Section 2.2(e) or Section 2.2(f) or written notice of any Grace Period, each Holder shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended prospectus or until such Holder is advised in writing by Acquiror that the use of the prospectus may be resumed or that the Grace Period has ended. If so directed by Acquiror, such Holder shall use its reasonable best efforts to return to Acquiror (at Acquiror's expense) all copies of the prospectus covering such Registrable Securities current at the time of receipt of such notice other than permanent file copies then in such Holders’ possession.

(d)     No Holder may participate in any registration hereunder which is an underwritten offering.

(e)      No Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of Acquiror.

ARTICLE IV
EXPENSES OF REGISTRATION

All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by Acquiror. All Selling Expenses incurred in connection with any registration hereunder shall be borne by the Holders of the Registrable Securities so registered in proportion the Registrable Securities owned by such Holders.

ARTICLE V
INDEMNIFICATION AND CONTRIBUTION

Section 5.1     Indemnification. In the event any Registrable Securities are included in the Registration Statement:

(a)     Acquiror shall indemnify and hold harmless each Holder and such Holder’s officers, directors, employees, agents, representatives and Affiliates and each person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act (each, a “Holder Indemnitee”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, or the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference, and (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and Acquiror will pay to each such Holder Indemnitee, as accrued, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnification contained in this Section 5.1(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Acquiror (which consent shall not be unreasonably withheld), nor shall Acquiror be liable in any such case for any such loss, claim, damage, liability, action or expense to the extent that it arises out of or is based upon a Violation which occurs (A) in reliance upon and in conformity with written information furnished by any such Holder Indemnitee, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by Acquiror in a timely manner or (C) as a result of offers or sales effected by or on behalf of such Holder Indemnitee by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by Acquiror.

(b)     Each Holder, severally and not jointly, will indemnify and hold harmless Acquiror and each of its officers, directors, employees, agents, representatives and Affiliates and persons, if any, who control Acquiror within the meaning of the Securities Act or the Exchange Act (each, a “Acquiror Indemnitee”), against any losses, claims, damages, or liabilities to which any of Acquiror Indemnitees may become subject under the Securities Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any (i) untrue statement or alleged untrue statement of a material fact regarding a Holder and provided in writing by such Holder which is contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, in each case to the extent (and only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, preliminary or final prospectus, amendment or supplement thereto, in reliance upon and in conformity with written information furnished by such Holder and each Holder will pay, as accrued, any legal or other expenses reasonably incurred by any Acquiror Indemnitee pursuant to this Section 5.1(b), in connection with investigating or defending any such loss, claim, damage, liability, or action as a result of a Holder’s untrue statement or omission; provided, however, that the indemnification contained in this Section 5.1(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the several amount any Holder will be obligated to pay pursuant to this Section 5.1(b) will be limited to an amount equal to the gross proceeds actually received by a Holder for the sale of the Registrable Securities pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which such Holder has otherwise been required to pay in respect of such loss, liability, claim, damage, or expense or any substantially similar loss, liability, claim, damage, or expense arising from the sale of such Registrable Securities).

(c)     Promptly after receipt by a party to this Agreement entitled to indemnity hereunder (an “Indemnified Party”) under this Section 5.1 of notice of the commencement of any action (including any governmental action), such Indemnified Party will, if a claim in respect thereof is to be made against any party to this Agreement from whom indemnification may be sought under this Section 5.1 (an “Indemnifying Party”), deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party shall have the right to participate in, and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof with counsel reasonably satisfactory to the Indemnifying Party; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses of such counsel to be paid by the Indemnifying Party, if (i) the Indemnifying Party shall have failed to assume the defense of such claim within seven (7) days after receipt of notice of the claim and to employ counsel reasonably satisfactory to such Indemnified Party, as the case may be; or (ii) in the reasonable opinion of counsel retained by the Indemnifying Party, representation of such Indemnified Party by such counsel would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Indemnified Party which relates to such action or claim. The Indemnifying Party shall keep the Indemnified Party reasonably apprised of the status of the defense or any settlement negotiations with respect thereto. No Indemnifying Party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 5.1, except to the extent such failure to give notice has a material adverse effect on the ability of the Indemnifying Party to defend such action.

Section 5.2     Contribution.     If the indemnification provided for in Section 5.1 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Holder will be obligated to severally and not jointly contribute pursuant to this Section 5.2 will be limited to an amount equal to the gross proceeds received by a Holder for the sale of the Registrable Securities pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which such Holder has otherwise been required to pay in respect of such loss, liability, claim, damage, or expense or any substantially similar loss, liability, claim, damage, or expense arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution hereunder from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1     Assignment; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties to this Agreement. The Holders are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against the Acquiror in accordance with its terms. Acquiror may not assign any of its rights or delegate any of its obligations under this Agreement (except in connection with the sale of all or substantially all of the assets of or any business combination transaction involving Acquiror) without the prior written consent of the Stockholders’ Agent. The Stockholders’ Agent may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Acquiror; provided, however, that the rights to cause Acquiror to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a transferee or assignee of Registrable Securities if (a) such transferee or assignee is an Affiliate, subsidiary or parent company, “immediate family member” (as that term is defined in Item 404 of SEC Regulation S-K) or family trust for the benefit of such Holder hereto, or (b) such transferee or assignee is a partner or member of a Holder, provided, that, in the case of clause (a) or (b), the transferor shall furnish to Acquiror written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee or assignee shall agree to be subject to all the obligations and restrictions set forth in this Agreement.

Section 6.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

If to Acquiror:	Inphi Corporation 2953 Bunker Hill Lane, Suite 300 Santa Clara, CA 95054 Attention: Ford Tamer Fax: (408)217-7350

with a copy to (which shall not constitute notice to Acquiror):

Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, California 94304 Attention: Allison Leopold Tilley, Esq. Facsimile: (650) 233-4545 Email: Allison@pillsburylaw.com

Stockholders’ Agent:	Fortis Advisors LLC 4225 Executive Square, Suite 1040 La Jolla, CA 92037 Facsimile: [*]

with a copy to (which shall not constitute notice to Stockholders’ Agent):

Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Attention: Aaron J. Alter; Michael E. Coke; Robert T. Ishii Facsimile No.: 650.493.6811 Telephone No.: 650.493.9300

Section 6.3     Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission

Section 6.3     Entire Agreement; Modification or Waiver. This Agreement, including Schedule A hereto, constitutes the entire agreement among the parties and supersedes all prior agreements (other than the Merger Agreement), whether written or oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed by Acquiror and the Stockholders’ Agent. No claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by, in the case of any waiver requested by Acquiror, the Stockholders’ Agent, and in the case of any waiver requested by the Stockholders’ Agent, Acquiror. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any the Registrable Securities then outstanding, each future Holder of all such the Registrable Securities, and Acquiror. No such amendment shall be effective to the extent that it applies to less than all of the Holders of the Registrable Securities then outstanding.

Section 6.4     Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 6.4.    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 6.5.    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Delaware Chancery Court in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

Section 6.5.    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.6     Specific Enforcement. Each party acknowledges and agrees that the other would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such other party in accordance with their specific terms or were otherwise breached. Accordingly each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 6.9     Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 6.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING OR ACTION WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(Next Page is Signature Page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ACQUIROR:

INPHI CORPORATION

By:	/s/ Richard Ogawa
Name:	Richard Ogawa
Its:	General Counsel

[Signature Page to Project Eagle Registration Rights Agreement]

STOCKHOLDERS’ AGENT:

/s/ Fortis Advisors LLC
Fortis Advisors LLC

[Signature Page to Project Eagle Registration Rights Agreement]

SCHEDULE A

Name of Holder	Number of Shares of Acquiror Stock
A&E Investment LLC	2,484
Alloy Ventures 2005, L.P.	447,667
Angie Lee	310
Brent Ahrens	932
Bridgescale Partners, L.P.	279,792
Canaan Equity III Entrepreneurs L.P.	16,116
Canaan Equity III L.P.	431,551
CGM IRA Custodian FBO Harold Hughes	775
CGM IRA Custodian FBO Nancy L. Hughes	588
Chancellor V, L.P.	43,781
Chancellor V-A, L.P.	20,794
Chihyuan Cheng	1,243
Chuan-Ju Hsu	1,243
Citiventure 2000, L.P.	6,849
Connor Erickson Young Irrevocable Trust DTD 2/11/98	746
Daniel C. Cauchy	621
DCM Affiliates Fund IV, L.P.	13,877
DCM IV, L.P.	545,707
El Dorado Technology ’01, L.P.	2,208
El Dorado Ventures VI, L.P.	72,403
Eugene Lee	1,243
Euromedia Venture Fund	40,491
GC&H Investments	1,865
Gregory Kopchinsky	932
Guixiang Yang	310
Guy Russo	186

Name of Holder	Number of Shares of Acquiror Stock
Harold E. & Nancy L. Hughes Trustee FBO The Hughes Family Trust DTD 3/6/95	539
Harold E. Hughes ACF Brenton M. Hughes U/CA/UTMA	913
Harold Hughes ACF Allison W. Hughes U/CA/UTMA	913
Helen Yang	1,865
Herbert S. Madan Revocable Trust Dated 4/23/97	9,139
Hotung Venture Capital Corporation	31,223
Ice Pick Partners	5,036
Institutional Venture Partners XI, GmbH & Co. Beteilgungs KG	102,963
Institutional Venture Partners XI, L.P.	643,149
Intel Atlantic, Inc.	1,081,864
J.S. Wuu Trust dated February 25, 2009	6,219
JAFCO Technology Partners, L.P.	59,689
Keiko Tokunaga	621
Kodiak Ventures Partners II-A,L.P.	69,589
Kodiak Ventures Partners II-B, L.P.	15,281
Kuo-Hua Lee	6,219
Ligenh Global Fund L.P.	41,672
Loraine Wang	310
Mark Fox	1,243
Mellissa Ying He	1,243
Ming Jen Hsu	6,219
Morgenthaler Partners VII, L.P.	373,056
Novirian Pacific LP	67,710
Novirian Palomar LP	67,710
Procific	186,528
Qiang Zhang	310
Rajesh (Deepak) Kamath (Kamra)	932

Name of Holder	Number of Shares of Acquiror Stock
Redpoint Associates II, LLC	843
Redpoint Associates II, L.P.	36,462
Rim Shadows Investments, LLC	889
Robert X. Chen	1,243
Sachiko (Takenori) Kobayashi	932
Shigekazu Yuasa	621
Shinichi Makizono	932
SKI Opportunities Fund, LLC	8,393
Sofinnova Venture Partners VI, L.P.	307,864
Sofinnova Partners. VI GMBH & Co. KG	60,996
Sofinnova Venture Affiliates VI, L.P.	4,196
Starry Holdings Ltd.	4,353
Sunil Bantual Baliga and Rekha Sunil Baliga AB Living	1,554
Umesh Raj Kukreja	1,243
UT Starcom, Inc.	124,395
Xilan Ma	310
Yunshuo Tang	621
Zhongxuan Zhang	621
Zinan Chen	1,243